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                        BP PROFESSIONALS LLP LETTERHEAD



August 26, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:


We have read Item 4 included in the Form 8-K dated August 26, 2003 of Paragon Financial Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Yours very truly,


/s/ BP PROFESSIONALS  LLP
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BP Professionals LLP